Exhibit 5

Palmer & Dodge LLP

111 Huntington Avenue at Prudential Center

Boston, MA 02119-7613

April 22, 2004

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on April 22, 2004 by American Tower Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of up to 3,578,212 shares of the Company’s Class A common stock, par value $.01 per share, consisting of 2,203,968 shares of Class A common stock issued by the Company (the “Existing Shares”) and 1,374,244 shares of Class A common stock that the Company may, at its discretion, issue from time to time (the “Additional Shares,” together with the Existing Shares, the “Shares”). The Shares are being offered and sold from time to time by the holders (the “Selling Stockholders”) named in the prospectus forming part of the Registration Statement (the “Prospectus”) in the manner described in the Prospectus.

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company and the Selling Stockholders in connection with the registration, offer and resale of the Shares. We have made such other examination as we consider necessary to render this opinion.

The opinion rendered herein is limited to the laws of the Commonwealth of Massachusetts, Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States.

Our opinion set forth below is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law).

Based on the foregoing we are of the opinion that (1) the Existing Shares have been duly authorized and are validly issued, fully paid and nonassessable, and (2) the Additional Shares have been duly authorized and, when issued as set forth in the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption “Validity of the Offered Securities” in the Prospectus.

Sincerely,

/S/    PALMER & DODGE LLP

PALMER & DODGE LLP